Exhibit 99.01

4602 East Thomas Road Phoenix, Arizona 85018 Telephone: (602) 437-5400 Fax: (602) 437-1681

FOR IMMEDIATE RELEASE	Investor Contact:	Company Contact:
	Neil Berkman Associates	Bradley E. Larson
	(310) 826-5051	Chief Executive Officer
	info@BerkmanAssociates.com	www.meadowvalley.com
Meadow Valley Forms Special Committee
     PHOENIX, ARIZONA, November 16, 2007 . . . MEADOW VALLEY CORPORATION (NASDAQ:MVCO) announced today that the Board of Directors of Meadow Valley Corporation (the “Company”) has appointed a Special Committee of independent directors to review and evaluate any acquisition proposal received from YVM Acquisition Corporation (“YVM”) and consider the Company’s other alternatives. The Special Committee was formed in response to a Schedule 13D filed by YVM on November 2, 2007, which disclosed that YVM is considering proposing a transaction or series of transactions that would result in the acquisition of the outstanding common stock of the Company. YVM was formed by three individuals, including Bradley E. Larson, the Company’s Chief Executive Officer and a member of its board of directors, and Kenneth D. Nelson, the Company’s Vice President and Chief Administrative Officer and a member of its board of directors. The Special Committee has retained DLA Piper US LLP and Alvarez & Marsal as its independent legal and financial advisers, respectively. The Special Committee members consist of Don Patterson, committee chairman and director; Charles Cowan, director and Charles Norton, director.
     There can be no assurance that an agreement on terms satisfactory to the Special Committee will result from any proposal submitted by YVM, or that any transaction recommended by the Special Committee will be completed.
About Meadow Valley
     Meadow Valley Corporation, based in Phoenix, Arizona, is engaged in the construction industry as both a contractor and a supplier of construction materials. The Company’s construction services segment specializes in structural concrete construction of highway bridges and overpasses, and the paving of highways and airport runways, primarily in Nevada and Arizona. The Company’s construction materials operations provide concrete and gravel products primarily to other contractors. The Company’s materials operations are concentrated in southern Nevada and Arizona.
Forward-Looking Statements
     Certain statements in this release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including the following: changes in demand for the Company’s products and services, the timing of new orders and contract awards, the Company’s ability to successfully win contract bids, the impact of competitive products and pricing, excess or shortage of production capacity, bonding capacity and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, except as may be required by law.
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